UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Concur Technologies, Inc.
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SAP SE and subsidiaries
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Filed by SAP SE and subsidiaries

Pursuant to Rule 14a-12 under the Securities

Exchange Act of 1934

Subject Company: Concur Technologies, Inc.

Commission File No.: 000-25137

TRIFILM PRODUCTIONS

“CONCUR RUSH TRANSCRIPT”

INTERVIEW WITH CONCUR SAP EXECS, STEVE SINGH AND BILL MCDERMOTT

CORRESPONDENT: (NOT IDENTIFIED)

PRODUCER: MIKE MORRISROE

MEDIA ID: EDITED-NCNOTES-SEQUENCE 03 91714 - COMPRESSED.MP4

STEVE SINGH:

Hi, everyone. Thanks for joining us today. So, obviously, there’s some very big news that we announced today. And I’ve got this wonderful gentleman that’s sitting next to me, who I’m going to introduce you to in just a second.

I met Bill McDermott two or three years ago. And it was a part of a conversation where we were just trying to get to know each other. And one of the things that that I walked away with, from that meeting, was w frankly, what a nice guy that Bill was, and how much our values were very, very similar.

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And as I walked out of that discussion, I realized, you know, “I really like this guy.” And he’s just an amazing human being, who’s taking a very big problem in a company like SAP that is a market-leading provider of ERP services into companies around the world. And he’s taken on this massive challenge of, “How do you continue to not only thrive in the ERP market, but how do you how do you add to that wonderful company the capacity to win in cloud services?”

And as Bill and I got to know each other just a handful of months ago, we decided to catch up again. And we arrived at a decision that said, “It makes sense for our two companies to come to come together.” First of all, let’s start with introducing you to Bill. And then maybe we can have a little conversation about some of the things that we think might be on your mind. They were certainly on our mind when we first started talking. So please welcome Bill McDermott.

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BILL MCDERMOTT:

Thank you very much, Steve. I really appreciate that warm introduction. Great to see you and thank you very much to Steve for the trust and the friendship that we have built over these three years, I guess, together. I have an amazing, amazing feeling about Concur and an amazing respect for you as a leader.

And to all the colleagues that you have in Concur. You guys have done an unbelievable job, and you’ve built a great, great company. As I thought about this discussion with Steve, I think the best thing about this conversation is we are likeminded, as it relates to our focus on people, our focus on customers, and our focus on building great things and great companies.

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And together, I think everyone can really achieve a lot more here. If you look at your business, you know, a lot of it is capturing the United States, which is fantastic. And perhaps SAP’s global reach can be helpful to you. We have one single vision at SAP. That is to help the world run better and improve people’s lives.

And when I see your application, I love your application, because it’s a context-aware application. It brings the best of the mobile world, the best of data, and the best of the consumer experience to bare. So you are really helping improve people’s lives. It makes their jobs easier, it makes ’em happier, it makes ’em more productive, and it makes the companies they serve more productive. And it drives value across the entire chain.

So I’m really proud to be with you, and I do wanna make one very clear statement. And that is, simply, this is not the end of anything for any of you meaning the Concur colleagues, and certainly not for Steve. We have very bold

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ambitions at SAP. We actually think, in some ways, you’ll help change us for the better, and maybe we’ll do a little bit to help change you for the better.

But Steve will be a substantial leader in the SAP company, a colleague, and a dear friend of mine, (MIC NOISE) personally. And I hope that every Concur employee understands the solemn promise is things can only get better for you. ’Cause we want every one of you in the pitch, so we continue to move the momentum all over the world, just the way you’ve done for the last 20-plus years. So that’s promise.

BILL MCDERMOTT:

That’s how we roll.

STEVE SINGH:

I realize that for everyone who’s sitting here listening to this message, you’re going to be thinking about, “What does this mean to me personally?” What you ought hear from me, and I know that that Bill feels the same way, is that

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this is an opportunity to take what we were already doing and go accelerate it, take what we were already great at it and say, “How do we become better at it?”

And how do we leverage the amazing colleagues that we’re now going to go be a part of at at SAP, the 67,000 incredible individuals at SAP, and say, “How do we learn from them? And how do we shares some of the things that we’re great at with them?” So, Bill, I don’t know, do you wanna comment at all about what do you see the next year looking like for us? Is the mission of Concur going be different?

BILL MCDERMOTT:

Well, the first thing is I want to be your biggest customer.

I’ve got 67,000 people that will love to be running on Concur. And as an ecosystem of 2.1 million people that are engaged with the SAP franchise, that I have a feeling would also benefit from Concur, just for starters. But here’s the idea.

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I think the idea for everybody in the company is to recognize that, in a certain sense, nothing changed. You’re still Concur. That brand equity is huge, and nothing happens to that. The world that you live in today is the same one that you’ve lived in for the entire time you’ve been employed here. I think the big idea here is please know that we have made a commitment to each other, that things will only get better. The opportunities will only get bigger.

And we’ve got a lot riding on this being very successful. And it can’t be very successful unless every employee is equally as engaged and motivated as they are today. So that’s the first thing. Let’s make sure you understand, we want every one of you. We got a huge mission here, and the momentum has to keep rocking.

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The second this is the customer has to win. The customer always has to win. So if we could just keep our minds on doing the right thing for the customer and the customer’s customer, as we engage together, and focus only on them and not internal bureaucracy and worrying about things that aren’t there.

STEVE SINGH:

Yeah. You know, one of the things that has always driven me and Mike and Raj and frankly, our entire executive team, has been that great companies endure and prosper long after the founders.

Right? I will be an old man sitting in a wheelchair one day and watching my company, now a part of SAP, continue to thrive. And I will tell you, that’s that opportunity’s only magnified substantively w with this partnership. I the ability to say, “Can we get from 25,000 customers to 250,000 customers?” That’s what excites me. That’s what I know my team’s going to get excited about.

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BILL MCDERMOTT:

Exactly. And also, think from the team point of view, and also you, as you continue to run Concur, you’re not getting off the hook here. And, by the way, and a lott of us other parts of SAP. So you’re job just got even bigger, thank goodness.

STEVE SINGH:

I’m looking forward to it.

BILL MCDERMOTT:

I need a break, man, you know. (LAUGHTER) Give me a hand here, will you? But, you know, with all that going on, I think the team of Concur actually has a beautiful situation. Y you your friends in the pitch with SAP, and you’re going to get a lot of benefits, because you got a big company, and the global reach.

STEVE SINGH:

I couldn’t agree more.

So, look. A lot for you to digest today. I hope that you take it into your heart, and you look at it and say, “This is nothing but an amazing

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opportunity for every single person at this amazingly wonderful company.” And again, we’re going to be part of a much bigger m in just equally wonderful company.

Here’s what I’ll ask of you. Think about how you can take what you have today and make it better. Think about how we can do better as a part of SAP. Bill and I are going to go to all of our field offices over the course of the next several quarters. We want to be able to spend time with you and drill down to any level of depth you’d like on not just what is the ongoing mission of Concur and how much does it get better, but how can we help SAP? How can SAP help us? How do we win together? Thank you so much. We’re really looking forward to seeing you in the in the field very, very shortly.

BILL MCDERMOTT:

Thanks, everybody.

* * *END OF TRANSCRIPT* * *

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Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this document include statements concerning the parties’ ability to complete the transaction, the expected closing date of the transaction, and the expected benefits and synergies of the transaction. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These potential risks and uncertainties include, among others, uncertainties as to the timing of the acquisition; the satisfaction of closing conditions, including the receipt of Concur stockholder approval and regulatory approvals; the failure to retain key Concur employees, contracts or benefits; the failure to achieve expected synergies and other benefits; customer and partner uncertainty regarding the anticipated benefits of the transaction; whether certain industry segments will grow as anticipated; the competitive environment among participants in cloud technologies; and other risks detailed in SAP’s and Concur’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F and Concur’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. SAP undertakes no obligation to publicly update or revise any forward-looking statements.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, Concur will file a proxy statement with the Securities and Exchange Commission (the “SEC”). The definitive proxy statement will be sent or given to the stockholders of Concur and will contain important information about the proposed merger and related matters. Concur’s stockholders are urged to read the definitive proxy statement carefully when it becomes available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger. Additionally, Concur and SAP will file other relevant materials in connection with the proposed acquisition of Concur by SAP pursuant to the terms of an Agreement and Plan of Merger by and among SAP America, Concur Acquisition Corp., a wholly owned subsidiary of SAP America, and Concur. SAP, Concur and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Concur stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of SAP’s executive officers and directors in the solicitation by reading SAP’s most recent Annual Report on Form 20-F, and the proxy statement and other relevant materials filed with the SEC when they become available. Information concerning the interests of Concur’s participants in the solicitation, which may, in some cases, be different than those of Concur’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.

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The materials to be filed by SAP and Concur with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Concur by contacting Concur Investor Relations by email at todd.friedman@Concur.com.